                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Nos. 333-23995 and 333-34521) on Form S-8 of BostonFed Bancorp, Inc. (the "Company") of our report, dated January 22, 2002, related to the consolidated balance sheets of the Company as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2001.


                                                                    /s/ KPMG LLP


Boston, Massachusetts
March 29, 2002